SUPPLEMENT NO. 1

                                       TO

                       PROSPECTUS DATED DECEMBER 13, 1996



                             1,513,790 COMMON SHARES



                                   AMNEX, INC.

     The Prospectus of AMNEX, Inc. (the "Company") dated December 13, 1996 is supplemented to reflect the assignment by Brown Simpson, LLC ("Brown Simpson"), a Selling Shareholder, to OTA Limited Partnership ("OTA") of its warrant to acquire 50,000 Common Shares of the Company (the "Warrant").

     As a result of the assignment of the Warrant, OTA replaces Brown Simpson as a Selling Shareholder and the information with respect to "Common Shares Beneficially Owned", "Number of Common Shares Offered for Sale" and "Common
Shares to be Beneficially Owned After Offering" reflected in the "Selling Shareholders" table for Brown Simpson shall now apply to OTA. In addition, the footnote to the "Selling Shareholders" table with respect to Brown Simpson shall apply to OTA.



                                  July 17, 1997







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